Exhibit 3.1

CONFORMED COPY

CERTIFICATE OF ELIMINATION

OF THE

SERIES A JUNIOR PREFERRED STOCK

Pursuant to Section 151 of the

General Corporation Law of

the State of Delaware

I, Lewis H. Leicher, Senior Vice President of WebMD Health Corp., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DO HEREBY CERTIFY:

FIRST: That, pursuant to authority conferred upon the Board of Directors of the Corporation (the “Board of Directors”) by its Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and, pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), the Board of Directors, at a duly called meeting held on July 29, 2013, at which a quorum was present and acted throughout, adopted the following resolutions, which resolutions remain in full force and effect on the date hereof, eliminating the Series A Junior Preferred Stock of the Corporation (“Series A Preferred Stock”):

RESOLVED, that, as of the date hereof, no shares of Series A Preferred Stock are outstanding, and that, as of the effective time of the Certificate of Elimination, no such shares will be outstanding or will be issued pursuant to the Certificate of Designation;

RESOLVED, that the Corporation is hereby authorized to execute, acknowledge and file, in accordance with the provisions of the DGCL, the Certificate of Elimination to effectuate the elimination of the Series A Junior Preferred Stock;

RESOLVED, that the Certificate of Elimination shall have the effect of eliminating from the Certificate of Incorporation, as amended, all matters set forth in the Certificate of Designation with respect to the Series A Preferred Stock;

SECOND: That the Certificate of Designation (the “Certificate of Designation”) establishing 500,000 shares of Series A Preferred Stock was filed in the office of the Secretary of State of the State of Delaware on November 3, 2011. None of the authorized shares of the Series A Preferred Stock are outstanding and no such shares will be issued by the Corporation.

THIRD: That in accordance with the provisions of Section 151 of the DGCL, the Certificate of Incorporation is hereby amended to eliminate all references to the Series A Preferred Stock.

IN WITNESS WHEREOF, WebMD Health Corp. has caused this Certificate to be signed by its Senior Vice President this 1st day of August, 2013.

WEBMD HEALTH CORP.

By	/s/ Lewis H. Leicher
Name: Lewis H. Leicher
Title: Senior Vice President

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